United States securities and exchange commission logo





                     January 2, 2024

       Mark Ragosa
       Senior Vice President and Chief Financial Officer
       Kiniksa Pharmaceuticals, Ltd.
       Clarendon House
       2 Church Street
       Hamilton HM11, Bermuda

                                                        Re: Kiniksa
Pharmaceuticals, Ltd.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 2, 2023
                                                            File No. 001-38492

       Dear Mark Ragosa:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Maddy Zeylikman